EXHIBIT 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

BRIGHT MOUNTAIN HOLDINGS, INC.

A FLORIDA CORPORATION

Pursuant to Sections 607.1003 and 607.1007 of the Florida Business Corporation Act, Chapter 607, Florida Statutes (the "FBCA"), the Articles of Incorporation of Bright Mountain Holdings, Inc., a corporation organized and existing under the laws of the State of Florida, the Articles of Incorporation of which were initially filed with the Department of State of the State of Florida (the “Department”) on June 16, 2010, effective June 17, 2010, and with an organizational date deemed effective May 20, 2010 (under the original name of the Corporation), and were amended (to change the name of the Corporation to Speyer Investment Research, Inc.) through Articles of Amendment filed with the Department on July 26, 2010, and amended once again (to change the name of the Corporation to its current name) through Articles of Amendment filed with the Department on June 29, 2012, are hereby amended and restated in their entirety as follows:

ARTICLE I - NAME

The name of the Corporation is Bright Mountain Holdings, Inc. (hereinafter called the "Corporation").

ARTICLE II - PRINCIPAL OFFICE AND REGISTERED AGENT

The street and mailing address of the current principal place of business and registered office of the Corporation is 6400 Congress Ave., Suite 2250, Boca Raton, FL 33487; such principal place of business of the Corporation may be relocated to such address and city within or without the State of Florida as may be designated by the Board of Directors of the Corporation (the "Board of Directors") from time to time.  The name and address of the Corporation's registered agent in the State of Florida, whose Consent to Appointment as Registered Agent accompanies these Amended and Restated Articles of Incorporation, is W. Kip Speyer, located at 6400 Congress Ave., Suite 2250, Boca Raton, FL 33487.

ARTICLE III - PURPOSE

The Corporation is formed to engage in any lawful act or activity for which corporations may be organized under the FBCA, including any amendments thereto.

ARTICLE IV - CAPITAL STOCK

The aggregate number of shares of capital stock which the Corporation shall have the authority to issue is One Hundred Million (100,000,000) shares, consisting of (a) Eighty Million (80,000,000) shares of Common Stock, par value $0.01 per share (the "Common Stock"), and

(b) Twenty Million (20,000,000) shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock").

A statement of the powers, privileges and relative rights, and the qualifications, limitations or restrictions thereof, in respect of each class of stock of the Corporation, is as follows:

A.

Common Stock.

1.

General.  All shares of Common Stock shall be identical and shall entitle the holders thereof to the same powers, preferences, qualifications, limitations, privileges and other rights provided under the FBCA (except as expressly provided under these Amended and Restated Articles of Incorporation). The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock (when, if and to the extent shares or series of such stock are designated and issued).

2.

Voting Rights.  Each holder of record of Common Stock shall be entitled to one vote for each share of Common Stock standing in such holder’s name on the books of the Corporation.  Except as otherwise required by law or by or pursuant to Section B of this Article IV of these Amended and Restated Articles of Incorporation, the holders of Common Stock and the holders of Preferred Stock shall vote together as a single class on all matters submitted to shareholders for a vote (including any action by written consent).

3.

Dividends.  Subject to provisions of law and Section B of this Article IV of these Amended and Restated Articles of Incorporation, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion.

4.

Liquidation.  Subject to provisions of law and Section B of this Article IV of these Amended and Restated Articles of Incorporation, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the payment or provision for payment of all debts and liabilities of the Corporation and any and all preferential amounts to which the holders of the Preferred Stock are entitled with respect to the distribution of the net assets of the Corporation in liquidation, the holders of Common Stock shall be entitled to share ratably in the remaining net assets of the Corporation available for distribution.

B.

Preferred Stock

1.

Issuance of Preferred Stock in Classes or Series.  The Preferred Stock of the Corporation may be issued in one or more classes or series at such time or times and for such consideration as the Board of Directors may determine in its sole discretion.  Each class or series shall be designated so as to distinguish the shares thereof from the shares of all other classes and series.  All shares of a series shall have preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise specifically provided in the designation and description of the series, with those of other series of the same class.  Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes unless specifically provided for herein.

2.

Authority to Establish Variations Between Classes or Series of Preferred Stock.  The Board of Directors is expressly authorized, subject to the limitations prescribed by law and the provisions of these Amended and Restated Articles of Incorporation, to provide, by adopting a resolution or resolutions of the Board, for the designation and issuance of the undesignated Preferred Stock in one or more classes or series, each with such preferences, limitations and relative rights and privileges as shall be set forth in articles of amendment to these Amended and Restated Articles of Incorporation, which shall be filed in accordance with the FBCA.  Without limiting the foregoing, the authority of the Board of Directors with respect to each such class or series shall include the right to determine and fix:

(a)

the distinctive designation of such class or series and the number of shares to constitute such class or series;

(b)

the rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms or in what events;

(c)

the right or obligation, if any, of the Corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

(d)

the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of Preferred Stock shall be entitled to receive, in preference over any or all other class(es) or series, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (and distribution of the net assets of the Corporation in connection therewith);

(e)

the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange, the terms and conditions of conversion or exchange, and the terms of adjustment, if any;

(f)

the obligation, if any, of the Corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

(g)

voting rights, if any, including special, conditional or limited voting rights with respect to any matter, including with respect to the election of directors and matters adversely affecting any class or series of Preferred Stock;

(h)

limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock; and

(i)

such other preferences, limitations or relative rights and privileges thereof as the Board of Directors, acting in accordance with applicable law and these Amended and Restated Articles of Incorporation, may deem advisable and which are not inconsistent with law or with the provisions of these Amended and Restated Articles of  Incorporation.

C.

Options, Warrants & Rights.

1.

The Corporation may issue options, warrants and rights for the purchase of shares of any class or series of the Corporation.  The Board of Directors, in its sole discretion, shall determine the terms and conditions on which the options, warrants or rights are issued, their form and content and the consideration for which, and terms and conditions upon which, the shares are to be issued.

2.

The terms and conditions of rights or options to purchase shares of any class or series of the Corporation may include, without limitation, restrictions or conditions that preclude or limit the exercise, transfer, receipt or holding of such rights or options by any person or persons, including any person or persons owning (beneficially or of record) or offering to acquire a specified number or percentage of the outstanding shares of any class or series, or any transferee or transferees of any such person or persons, or that invalidate or void such rights or options held by any such person or persons or any such transferee or transferees.

ARTICLE V - BOARD OF DIRECTORS

The Board of Directors shall consist of not fewer than three (3) nor more than five (5) members.  The number of directors constituting the Board within these limits may be fixed, and increased or decreased, from time to time as provided in the Bylaws of the Corporation.  All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, the Board of Directors.  Members of the Board of Directors must be natural persons who are at least 18 years of age but need not be residents of Florida or shareholders of the Corporation.

ARTICLE VI - DIRECTOR ACTION WITHOUT A MEETING

Any action required or permitted to be taken at a meeting of the Board of Directors (or of a committee of the Board of Directors) may be taken without a meeting, without prior notice and without a vote if the action is taken by the written consent of all members of the Board of Directors (or of such committee of the Board of Directors).  The action must be evidenced by one or more written consents describing the action taken and signed by each director (or committee member), which consent(s) shall be filed in the official minute books of the Corporation in which proceedings of meetings of the Board of Directors are recorded.  Any action taken by written consent under this Article VI shall be deemed effective when the last director signs the consent, unless the consent specifies otherwise, and shall have the same effect as a meeting vote and may be described as such in any document.

ARTICLE VII - CALL OF SPECIAL SHAREHOLDERS MEETING

Except as otherwise required by law or by or pursuant to these Amended and Restated Articles of Incorporation, the Corporation shall not be required to call or hold a special meeting of shareholders of the Corporation unless (in addition to any other requirement(s) of applicable law or elsewhere in these Amended and Restated Articles of Incorporation) (i) the holders of not less than forty percent (40%) of all the votes entitled to be cast on any issue proposed to be considered at the special meeting sign, date and deliver to the Corporation's Secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held; or (ii) the meeting is called by (a) the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors, (b) the Corporation's Chairman of the Board of Directors or Chief Executive Officer, or (c) the Corporation's Secretary upon the written request of any two (2) or more members of the Board of Directors.  Only business within the purpose or purposes described in the special meeting notice required by Section 607.0705 of the FBCA (or a successor provision of such law) may be conducted at a special shareholders' meeting.

ARTICLE VIII - SHAREHOLDER ACTION BY WRITTEN CONSENT

Any action required or permitted to be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting, without prior notice and without a vote if such action is taken by the written consent of the holders of the outstanding shares of capital stock of the Corporation entitled to vote on such action having not less than the minimum number of votes (including, if and as applicable, the minimum number of votes of any voting groups entitled to vote separately on the matter) necessary to authorize or take such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted.  In order to be effective, the action must be evidenced by one or more written consents describing the action taken, dated and signed by approving shareholders having the requisite number of votes entitled to vote thereon, and delivered to the Secretary or other officer or agent of the Corporation having custody of the official minute books of the Corporation in which proceedings of meetings of the shareholders are recorded (the “Shareholder Minute Books”).  Whenever action is taken pursuant to this Article VIII, the written consent(s) of shareholders, or the written reports of inspectors appointed to tabulate shareholder consents, shall be filed in the Shareholder Minute Books.  No written consent of shareholders shall be effective to take the corporate action referred to therein unless, within 60 days of the date of the earliest dated consent delivered in the manner provided in this Article VIII, written consents executed and delivered by the number of holders required to take action are delivered to the Corporation by delivery as required in this Article VIII.  Within ten (10) days after obtaining authorization of corporate action by written consent of shareholders, notice shall be given to those shareholders who have not consented in writing or who are not entitled to vote on the action, which notice shall comply with the provisions of the FBCA.  Any action taken by written consent under this Article VIII shall have the effect of a meeting vote and may be described as such in any document.

ARTICLE IX - LIMITATION OF LIABILITY

To the fullest extent permitted under the FBCA and other applicable law, no director of the Corporation shall be personally liable to the Corporation or any of its shareholders or any other person for monetary damages for or relating to any statement, vote, decision, action or failure to act, regarding corporate management or policy, by a director, unless the breach or failure to perform his or her duties as a director satisfies the standards set forth in Section 706.0831(1) of the FBCA (or a successor provision of such law) as the same exists or may hereafter be amended.  To the fullest extent permitted under the FBCA and other applicable law, a director of the Corporation shall not be or held liable for any action taken as a director, or any failure to take action, if he or she performed the duties of his or her office in compliance with Section 607.0830 of the FBCA (or a successor provision of such law) as the same exists or may hereafter be amended.  If the FBCA is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the FBCA, as so amended.  Any repeal or modification of this Article IX shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE X - INDEMNIFICATION

The Corporation shall indemnify its directors to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director of the Corporation and shall inure to the benefit of his or her heirs, executors, administrators and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director (or his or her heirs, executors, administrators or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors.  The right to indemnification conferred by this Article X shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition only upon the Corporation’s receipt of an undertaking by or on behalf of the director to repay such amounts if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article X.

The Corporation may, to the extent authorized from time to time in the Corporation’s Bylaws or otherwise by resolution of the Board of Directors, provide rights to indemnification and/or to the advancement of expenses to officers, employees and agents of the Corporation similar to those conferred in this Article X to directors of the Corporation.

The rights to indemnification and to the advancement of expenses conferred in this Article X shall not be exclusive of any other right(s) which any person may have or hereafter acquire under these Amended and Restated Articles of Incorporation, the Bylaws of the Corporation, any statute, agreement, vote of shareholders or disinterested directors or otherwise.

Any repeal or modification of this Article X shall not adversely affect any rights to indemnification and/or to the advancement of expenses of a director of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

The Corporation shall have the power and authority to purchase and maintain insurance (including, without limitation, errors and omissions insurance) on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability or expenses asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability or expenses under the provisions of this Article X.

ARTICLE XI - BYLAW AMENDMENTS

In furtherance and not in limitation of the powers conferred by the laws of the State of Florida, each of the Board of Directors and the shareholders of the Corporation is expressly authorized and empowered to make, alter, amend and repeal the Bylaws of the Corporation in any respect not inconsistent with the laws of the State of Florida or with these Amended and Restated Articles of Incorporation.  For the shareholders to make, alter, amend or repeal the Bylaws of the Corporation in any respect, such action (in addition to any other vote required under applicable law or elsewhere in these Amended and Restated Articles of Incorporation) must be approved by the affirmative vote of the holders of a majority of the outstanding shares of capital stock entitled to vote thereon.  The Corporation’s Board of Directors may freely alter, amend or repeal the Bylaws of the Corporation unless (a) these Amended and Restated Articles of Incorporation or the FBCA (as the same exists or may hereafter be amended) reserves the power to alter, amend or repeal the Bylaws generally or a particular Bylaw provision exclusively to the shareholders, or (b) the shareholders of the Corporation, in altering, amending or repealing the Bylaws generally or a particular Bylaw provision, provide expressly that the Board of Directors may not alter, amend or repeal the Bylaws or that particular Bylaw provision.

ARTICLE XII – AMENDMENTS TO ARTICLES

The Corporation reserves the right to alter, amend or repeal any provision contained in these Amended and Restated Articles of Incorporation, or any amendment thereto, in the manner provided in the FBCA (as the same exists or may hereafter be amended), and any and all rights conferred upon the shareholders is subject to this reservation.

*          *          *          *          *

This amendment and restatement of the Articles of Incorporation of the Corporation has been duly authorized and directed by the Unanimous Written Consent of the Board of Directors and the Majority Shareholders of the Corporation, dated October 6, 2011, which Board and shareholders’ consent was sufficient for the approval of the amendment and restatement under Florida law.  Such amendment and restatement of the Articles of Incorporation supersedes the original Articles of Incorporation of the Corporation and all amendments thereto effected prior to the date hereof.

[Remainder of page intentionally left blank;
signature page follows.]

IN WITNESS WHEREOF, the undersigned, for the purpose of amending and restating the Corporation's Articles of Incorporation pursuant to the laws of the State of Florida, has executed these Amended and Restated Articles of Incorporation as of the 6th day of October 2011.

Bright Mountain Holdings, Inc.

/s/ W. Kip Speyer
By:	W. Kip Speyer
Its:	President

CONSENT TO APPOINTMENT AS REGISTERED AGENT

OF

SPEYER INVESTMENT RESEARCH, INC.

The undersigned, W. Kip Speyer, whose business address is 6400 Congress Ave., Suite 2250, Boca Raton, FL 33487, hereby accepts appointment as the registered agent of Speyer Investment Research, Inc., a Florida corporation, and is familiar with and accepts the obligations provided for in Section 607.0505, Florida Statutes.

/s/ W. Kip Speyer
W. Kip Speyer
Registered Agent

CERTIFICATE

REGARDING THE

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

BRIGHT MOUNTAIN HOLDINGS, INC.

Bright Mountain Holdings, Inc., a Florida corporation (the "Corporation"), hereby certifies, pursuant to and n accordance with Sections 607.1003 and 607.1007 of the Florida Business Corporation Act (Chapter 607, Florida Statutes), for the purpose of filing its Amended and Restated Articles of Incorporation with the Department of State of the State of Florida that:

1.

The name of the Corporation is Bright Mountain Holdings, Inc.

2.

The Corporation's Articles of Incorporation were initially filed with the Department of State of the State of Florida on June 16, 2010, effective June 17, 2010, with an organizational date deemed effective May 20, 2010 (and were assigned Document Number P10000050881), and were amended by Articles of Amendment filed on July 26, 2010 and again on June 29, 2012.

3.

The Corporation's Amended and Restated Articles of Incorporation attached hereto (the "Restated Articles") contain various amendments to the Corporation's Articles of Incorporation, all as set forth in full in the attachment hereto.

4.

The Amendment and Restatement hereby made to the Articles of Incorporation of the Corporation was duly adopted by written consents executed by the holders of not less than a majority of the voting power of the outstanding capital stock of, and all the members of the Board of Directors of, the Corporation as of the 6th day of October, 2011, pursuant to Sections 607.0704 and 607.0821 of the Florida Business Corporation Act.  The number of votes cast was sufficient for approval of the Amended and Restated Articles of Incorporation.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 6th day of October 2011.

Bright Mountain Holdings, Inc.

By:	/s/ W. Kip Speyer
Name:	W. Kip Speyer
Its:	President